Exhibit 99.1

CHART INDUSTRIES, INC.

NOTICE TO WARRANT HOLDERS

August 18, 2005

Ladies and Gentlemen:

You have been identified as a registered or beneficial holder of warrants (the “Warrants”) issued pursuant to the Warrant Agreement, dated as of September 15, 2003 (as amended) (the “Warrant Agreement”), by and between Chart Industries, Inc., a Delaware corporation (the “Company”), and National City Bank (in its capacity as warrant agent, the “Warrant Agent”).

On August 2, 2005, the Company, certain stockholders of the Company (the “Principal Stockholders”), First Reserve Fund X, L.P., a Delaware limited partnership (“Buyer”), and CI Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (“CI Acquisition”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides for the sale of the shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), owned by the Principal Stockholders to CI Acquisition (the “Stock Purchase”) and for the merger (the “Merger”) of CI Acquisition with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Buyer (collectively, the “Transaction”), in each case on the terms and subject to the conditions set forth in the Merger Agreement. The Transaction is expected to be consummated in October 2005, assuming satisfaction of customary closing conditions. Because the number of shares of Common Stock to be purchased by CI Acquisition in the Stock Purchase is expected to exceed 90% of the number of shares Common Stock outstanding at the time of the Stock Purchase, it is not anticipated that any consent, vote or meeting of holders of Common Stock will be sought for the Merger. The Transaction constitutes a “Sale of the Company” and a “Termination Event” for purposes of the Warrant Agreement. Accordingly, this notice is being provided to holders of the Warrants pursuant to Section 14(c)(ii) and Section 16 of the Warrant Agreement.

Upon consummation of the Transaction, each outstanding Warrant will become void in accordance with the terms of the Warrant Agreement; however, the Company and the Warrant Agent have amended the Warrant Agreement for the benefit of the holders of Warrants such that each holder of a Warrant as of immediately prior to the consummation of the Transaction will be entitled to receive the cash payment described below. HOLDERS OF WARRANTS DO NOT NEED TO EXERCISE ANY OF THEIR WARRANTS TO RECEIVE THIS CASH PAYMENT.

At the effective time of the Merger (the “Effective Time”), each share of Common Stock outstanding (other than treasury stock, shares held by Buyer or CI Acquisition, and shares with respect to which appraisal rights have been exercised under Delaware law) will be converted into the right to receive, in cash, without interest, a per share purchase price (the “Merger Consideration”) of $65.74 per share, minus the result (rounded to the nearest cent) of (i) the expenses of the Company related to the Transaction divided by (ii) the number of fully-diluted shares of Common Stock outstanding immediately before closing (assuming the full exercise of all Company stock options and warrants), or the per share purchase price paid in the Stock Purchase, if greater. The expenses of the Company related to the Transaction are expected to result in a reduction to the per share cash purchase price of at least $0.90 per share, but more likely to result in a reduction of $1.00 to $1.50 per share.

At the Effective Time, each outstanding Warrant will be cancelled. Thereafter, no holder of a Warrant will have any rights in respect thereof, other than the right to receive, upon surrender of the Warrant in accordance with the Merger Agreement, an amount in cash equal to the product of (i) the number of shares of Common Stock issuable upon the exercise of the surrendered Warrant as of immediately prior to the Effective Time, multiplied by (ii) the excess of the Merger Consideration over the exercise price per share of Common Stock under the surrendered Warrant (the “Warrant Consideration”). The exercise price per share of Common Stock under each outstanding Warrant is presently $32.97.

After the Effective Time, Buyer will send, or cause an exchange agent to send, to holders of Warrants at the Effective Time a letter of transmittal and related instructions for use in surrendering certificates previously representing Warrants in exchange for the Warrant Consideration. AGAIN, HOLDERS OF WARRANTS DO NOT NEED TO EXERCISE ANY OF THEIR WARRANTS IN ORDER TO RECEIVE THE WARRANT CONSIDERATION. After the Effective Time, there will be no further registration of transfers of Warrants outstanding immediately before the Effective Time.

This notice shall not be deemed to be an assurance that the Transaction will be completed, and no assurance with respect to the ultimate amount of the expenses of the Company related to the Transaction shall be deemed to be made hereby. This notice is neither an offer to purchase nor a solicitation of an offer to sell any Company securities nor a solicitation of a proxy or any form of approval or consent from any holder of Company securities. The Transaction is not expected to involve a meeting or consent of the Company’s stockholders, nor will the Transaction involve a tender offer in any form.

A copy of the Merger Agreement is available upon request by contacting Michael F. Biehl, Chief Financial Officer of the Company, at One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio 44125, telephone: (440) 753-1490. In addition, a summary of the Transaction is set forth in, and a copy of the Merger Agreement is attached as an exhibit to, the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 8, 2005. For further information regarding the Company, please read the Company reports filed with the Securities and Exchange Commission and available at www.sec.gov.

The Warrant Agent is National City Bank, Corporate Trust Administration, P.O. Box 94915, Cleveland, Ohio 44101, facsimile: (216) 222-2649, Attention: Sharon R. Boughter.

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